Exhibit 107

HireRight Holdings Corporation

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$279,918,554.54	(1)	0.00014760	$41,315.98	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$279,918,554.54
Total Fees Due for Filing				$41,315.98
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$41,315.98

(1)
Aggregate number of securities to which transaction applies: As of March 18, 2024, the maximum number of shares of HireRight Holdings Corporation’s common stock to which this transaction applies is estimated to be 19,618,682, which consists of (1) 16,779,666 shares of common stock entitled to receive the per share merger consideration of $14.35; (2) 2,516,247 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $14.35; (3) 176,553 shares of common stock underlying outstanding performance restricted stock units (assuming target performance), which may be entitled to receive the per share merger consideration of $14.35; (4) 97,000 shares of common stock underlying stock options granted under the HireRight Holdings Corporation 2021 Omnibus Incentive Plan that have an exercise price per share that is less than $14.35 (such options, the “In-the-Money 2021 Plan Options”), which may be entitled to receive the per share merger consideration of $14.35 minus the applicable exercise price, and (5) 49,216 shares of common stock underlying outstanding purchase rights under the employee stock purchase plan, which may be entitled to receive the per share merger consideration of $14.35 less the price per share applicable to the purchases under the employee stock purchase plan.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of March 18, 2024, the underlying value of the transaction was calculated based on the sum of (1) the product of 16,779,666 shares of common stock and the per share merger consideration of $14.35; (2) the product of 2,516,247 shares of common stock underlying outstanding restricted stock units and the per share merger consideration of $14.35; (3) the product of 176,553 shares of common stock underlying outstanding performance restricted stock units (assuming target performance) and the per share merger consideration of $14.35; (4) the product of 97,000 shares of common stock underlying the In-the-Money 2021 Plan Options and $3.47 (which is the difference between the per share merger consideration of $14.35 and the weighted average exercise price of $10.88) and (5) the product of 49,216 shares of common stock underlying outstanding purchase rights under the employee stock purchase plan and $3.09 (which is the difference between the per share merger consideration of $14.35 and $11.2625, which represents the product of (i) the closing price of the common stock on November 20, 2023 of $13.25 and (ii) 85%, which is the percentage of the price per share applicable to purchases under the employee stock purchase plan). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.